UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 23, 2006
Date of Report (Date of earliest event reported)

TIB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Florida	0000-21329	65-0655973
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)
599 9th Street North, Suite 101 Naples, Florida		34102-5624
(Address of principal executive offices)		(Zip Code)
(239) 263-3344
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

TIB Financial Corp. (the “Company”), the holding company for TIB Bank, established a new Delaware trust subsidiary, TIBFL Statutory Trust III (the “Trust”), which completed the sale of $20.0 million of trust preferred securities on June 23, 2006. The trust preferred securities require quarterly distributions by the Trust to the holder of the trust preferred securities at a variable rate that resets quarterly at the three-month LIBOR rate plus 1.55%. The trust preferred securities mature in 30 years, and can be called at par after five years. The Trust simultaneously issued 619 of the Trust’s common securities to the Company for a purchase price of $619,000, which constitutes all of the issued and outstanding common securities of the Trust. The Trust used the proceeds from the sale of the trust preferred and common securities to purchase the Company’s junior subordinated debt securities due 2036 (the “Debt Securities”). The net proceeds will be used by the Company to support continued growth and for general corporate purposes.

The Debt Securities were issued pursuant to a Junior Subordinated Indenture between the Company and Wells Fargo Bank, National Association as Trustee, dated June 23, 2006 (the “Indenture”). The terms of the Debt Securities are substantially the same as the terms of the trust preferred securities. The interest payments by the Company will be used by the Trust to pay the quarterly distributions to the holders of the trust preferred securities. The Indenture permits the Company to redeem the Debt Securities at par after five years.

The terms of the trust preferred securities are governed by an Amended and Restated Declaration of Trust, dated June 23, 2006.

Pursuant to a Guarantee Agreement dated June 23, 2006, between the Company and Wells Fargo Bank, National Association, the Company has guaranteed the payment of distributions and payments on liquidation or redemption of the trust preferred securities. The obligations of the Company under the Guarantee Agreement are subordinate to all of the Company’s senior debt.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

See Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIB FINANCIAL CORP.
	By:	/s/ Edward V. Lett
Edward V. Lett
President and Chief Executive Officer
Date: June 27, 2006